Exhibit 10.1

February 3, 2016

Mr. Shirish Lal

3344 Deborah Dr

Monroe, Louisiana  71201

Dear Shirish,

We are very pleased to offer you the position of Chief Operating Officer & Chief Technology Officer, with an effective date on or about February 22.  You will report to the Chief Executive Officer of Harte Hanks.   We are confident that your contributions will enhance Harte Hanks’ standing as an industry leader and an employer of choice.

Compensation

Salary and Bonus

Upon your commencement of employment, you will be paid a salary at the rate of $15,384.61 per biweekly pay period (which equates to $400,000 annually).   You will be considered for pay increases consistent with the consideration given other executive officers.   You will participate in the Harte Hanks 2016 Annual Incentive Plan, the cash annual incentive plan approved by the Board of Directors and/or Compensation Committee for executive officers with corporate revenue and operating income objectives.  Your target incentive under the 2016 Annual Incentive Plan will be 75% of your base salary.

Equity

You will be granted $600,000 in Harte Hanks equity awards, as follows:

(i) $210,000 worth of shares of restricted stock (with the share amount calculated by dividing such amount by the Company’s share price on the grant date), which shares shall vest in three equal annual installments;

(ii) $150,000 worth of non-qualified options to purchase common stock (with the share amount calculated by dividing such amount by the value of such an option for the Company’s shares on the grant date using the Black-Scholes method), such options to have an exercise price equal to the grant date fair market value and to vest in four equal annual installments; and

(iii) $240,000 worth of performance units (with the share amount calculated by dividing such amount by the Company’s share price on the grant date), which units will vest in 2019 based on the performance measures established by the Compensation Committee for other executive officers in 2016.

The foregoing awards will each be subject to the standard terms and conditions of such awards under the Harte Hanks 2013 Omnibus Incentive Plan (or, at the Company’s election, similar terms but granted as “inducement awards” pursuant to New York Stock Exchange rules).  The options and restricted stock awards will be granted on the third business day of your employment; the performance unit awards will be granted on April 15, 2016, or such other date as the Board of Directors makes annual grants to executive officers for 2016.  The foregoing awards are in lieu of any annual equity awards for 2016, however, as with other senior executives, you will be considered for equity awards in future years consistent with the company’s regular annual equity award/review process.

Sign-on Bonus

Provided that you remain employed on such date, on or before March 31, 2016 the Company will pay you a one-time sign-on bonus of $200,000, provided, however, that if you should resign from the Company or be terminated for cause prior to the first anniversary of your employment with the Company, you will immediately repay to the Company $100,000 of such bonus.

Executive Officer Benefits / Perquisites

You will receive the standard perquisites for an officer at the Executive Vice President level, as approved by the Board of Directors and/or Compensation Committee from time to time:

•	Executive Severance Policy: you will be a designated participant in Harte Hanks’ current Executive Severance Policy;

•	Change-in-Control Severance Agreement: you will be offered Harte Hanks’ current standard change-in-control severance agreement for corporate officers;

•	Automobile Allowance: a $975/month non-accountable automobile allowance (in lieu of mileage reimbursements), provided that the Company may, at its election convert this to salary at any time;

•

Salary Continuation: subject to submitting to customary health disclosures/exams for the sole purpose of obtaining insurance, payments of $700,000 (in ten equal annual installments) to your beneficiary upon your death while employed;

•	Bonus Restricted Stock Election: option to elect to receive up to 30% of a year’s annual incentive payment in the form of restricted stock vesting in one year at a rate of 125%;

•	Deferred Compensation: eligible to defer some or all salary and Bonus in the Company’s non-qualified Deferred Compensation Plan; and

•	Indemnification: you will be offered Harte Hanks’ standard indemnification agreement for corporate officers.

General Benefits

Harte Hanks offers a comprehensive benefits package.  You will be eligible to participate in the following plans on the 1st of the month following 60 days of employment.

•	Medical and dental plans which are paid for jointly by the Company and the Employee;

•	Company paid life insurance and AD&D insurance plans; and

•	Flexible spending account plans (healthcare and dependent care) and vision plan.

Harte Hanks will reimburse payments you make toward COBRA until you are eligible for coverage if applicable.

You will also be eligible to participate in additional valuable benefit plans after applicable waiting periods including 401(k) (includes significant company match effective the 1st of the month following 90 days of employment), salary continuation, long-term disability, educational assistance, 20 days of annual paid time off, paid holidays and several other benefit plans.  These benefits will be explained to you in more detail after you join the Company.  Benefits are subject to change at any time.  Should this occur, you will be notified.  You may contact HR Support at 877-691-2147 for additional important enrollment and eligibility information.

Executive Officer Responsibilities

As a corporate Executive Vice President, you will be an “executive officer” and a “named executive officer” as defined by U.S. securities laws, and as such will be required to promptly and publicly report to the U.S. Securities and Exchange Commission all transactions in Harte Hanks stock.  Harte Hanks will be required to promptly and publicly disclose all compensatory arrangements it makes with you.  You will be subject to Harte Hanks’ Business Conduct Policy (including restrictions on transacting in Harte Hanks’ stock) and Officer Stock Ownership Guidelines.  You will be required to sign Harte Hanks’ standard employment restrictions agreement for corporate officers, which contains both non-competition and non-solicitation provisions, among other limitations.

Other

Please note that this offer is contingent upon (i) approval of Harte Hanks’ Board of Directors and (ii) satisfactory completion of an education, credit, employment, and criminal background check as well as a pre-employment drug screen.  Additionally, you will need to provide the required documents authorizing you to work for Harte Hanks in the United States.  This offer and your response are not meant to constitute a contract of employment for a stated term.  Your employment will be strictly “at will”.  This means that if you accept this offer, you will retain the right to discontinue your employment at any time and that the Company will retain the same right.  This offer is valid for ten business days from receipt of this letter.

Please return the foregoing signed documents along with one copy of your signed offer letter prior to your start date.  As a condition of your acceptance of this offer of employment, you are assuring us that your employment with Harte Hanks would not violate any non-competition, confidentiality or other obligations you may have with any current or former employer.  You are also confirming that you have advised your current employer that you will be working for Harte Hanks, described the scope of your duties for Harte Hanks to them, and they agree that your employment with Harte Hanks would not violate any agreements or obligations you may have with them. You are also certifying that you have provided us with copies of any non-competition, confidentiality or other agreements that you signed with any current or former employer.

Harte Hanks reserves the right to contact your former employer if it has any concerns regarding any non-competitive, confidentiality or other obligations that you may have.  Harte Hanks also reserves the right to terminate your employment if Harte Hanks determines, in its sole discretion, that your employment with us may violate any continuing obligations to a former employer and/or if Harte Hanks determines, in its sole discretion, that it does not wish to become involved in legal proceedings concerning you and a former employer.

Shirish, on behalf of all of us at Harte Hanks, I would like to express my pleasure in presenting you with this offer to join me on the Harte Hanks team as we build a great company in the years ahead.

Yours sincerely,

/s/ Andrew P. Harrison
Andrew P. Harrison
SVP & Chief Human Resources Officer

Accepted By:	/s/ Shirish R. Lal
Shirish Lal

Enclosures:       Position Description

Form of Employment Restrictions Agreement

Form of Severance Agreement

Form of Indemnification Agreement

Harte Hanks, Inc. 2013 Omnibus Incentive Plan & Prospectus

Form of Non-Qualified Stock Option Agreement

Form of Restricted Stock Award Agreement